UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            February 5, 2009

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

                On February 5, 2009, we amended our Amended and Restated 2006 Stock and Option Plan to increase the maximum number of shares that can be issued to a participant in a calendar year from 600,000 to 700,000.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On February 5, 2009, Matthew Emmens was appointed our President, and we announced that he will also become our Chief Executive Officer and Chairman of the Board on May 23, 2009. Mr. Emmens has been one of our directors since 2004, and previously served as Chief Executive Officer of Astra Merck, Inc., and of Shire plc where he continues as non-executive Chairman. Dr. Boger resigned as our President on February 5, 2009 and will remain our Chief Executive Officer until May 23, 2009. Following Mr. Emmens’ appointment as Chairman, Charles Sanders, M.D., our current Chairman, will remain as lead outside director on our Board. Dr. Boger will continue as a member of our Board.

Agreements with Matthew W. Emmens

                In connection with these changes, on February 5, 2009, we entered into an Agreement with Matthew W. Emmens with a term that expires on May 22, 2012. Pursuant to his agreement, he will receive an initial salary of $1,100,000, and will participate in our annual cash bonus and equity programs with a target bonus of 115% of his base salary. On February 5, 2009, he received options to purchase 549,000 shares of our common stock with an exercise price of $33.55 per share, vesting over four years, and a restricted stock grant of 134,129 shares which will vest on February 5, 2012, in each case subject to continued employment at the time of vesting. If, during the Agreement term, Mr. Emmens terminates his employment for good reason or we terminate his employment without cause, he will receive (i) 18 months of severance pay at an annual rate equal to his base salary plus his target bonus, (ii) 18 months’ accelerated vesting of outstanding options, and (iii) 50% vesting of any restricted stock grant that would not otherwise vest with 18 months, together with 100% vesting of any restricted stock grant that would otherwise vest within 18 months. If, in connection with a change of control, Mr. Emmens terminates his employment for good reason or we terminate his employment without cause, he will receive 24 months of severance pay and full vesting of his outstanding options and restricted stock awards. A copy of the Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. In addition, on February 5, 2009, we entered into an Employee Non-disclosure, Non-competition and Inventions Agreement with Matthew W. Emmens, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Transition Agreement with Joshua S. Boger

                On February 5, 2009, we entered into a transition agreement with Joshua S. Boger. Pursuant to the transition agreement, his employment agreement, dated November 1, 1994, as amended to date, was amended to provide that his employment term will expire on May 23, 2009.

On May 23, 2009, or if Dr. Boger’s employment is sooner terminated other than for cause, upon his termination of employment Dr. Boger will become entitled to the following: (i) a lump sum payment of $2,850,453 payable in November 2009, (ii) 18 months’ accelerated vesting of his outstanding stock options, which will remain exercisable until December 31, 2010, subject to specified limitations, (iii) 18 months’ accelerated vesting of each outstanding restricted stock award, treating each award as if it vests ratably over the term of the grant and (iv) reimbursement for certain expenses. If, prior to December 31, 2010, we experience a change of control or enter into a binding agreement for a change of control which results in a change of control, all of Dr. Boger’s unvested stock options and restricted stock grants will vest, and Dr. Boger will receive payment of approximately $2.8 million and additional payments to compensate Dr. Boger if payments made to him result in certain adverse tax consequences, including excise taxes under Section 4999 of the Internal Revenue Code.

A copy of the transition agreement is attached as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Document

10.1	Agreement between Matthew W. Emmens and Vertex Pharmaceuticals Incorporated, dated February 5, 2009.

10.2	Employee Non-disclosure, Non-competition and Inventions Agreement between Matthew W. Emmens and Vertex Pharmaceuticals Incorporated, dated February 5, 2009.

10.3	Transition Agreement between Joshua S. Boger and Vertex Pharmaceuticals Incorporated, dated February 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: February 10, 2009	/s/ Kenneth S. Boger
Kenneth S. Boger
Senior Vice President and General Counsel